-------------------------------
                                                       OMB APPROVAL
                                                 -------------------------------
                      UNITED STATES              OMB Number:           3235-0145
            SECURITIES AND EXCHANGE COMMISSION   Expires:      December 31, 2005
                  WASHINGTON, D.C. 20549         Estimated average burden
                                                 hours per response:          11
                                                 -------------------------------


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*

                            Korn/Ferry International

                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    500643200
                                 (CUSIP Number)

                               SPO Partners & Co.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                              Los Angeles, CA 90067
                                 (310) 712-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 8, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box |_|.

Check the following box if a fee is being paid with the statement. |_|

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 2 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Partners II, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              1,662,700(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                1,662,700(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,662,700(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          4.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 3 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              1,662,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                1,662,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,662,700(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          4.2%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 4 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          San Francisco Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          California
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              185,000(1)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                185,000(1)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          185,000(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          0.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 5 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              185,000(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                185,000(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          185,000(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          0.5%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 6 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          SPO Advisory Corp.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          Delaware
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              1,847,700(1)(2)
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               -0-
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                1,847,700(1)(2)
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         -0-
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,847,700(1)(2)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          4.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 1,662,700 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 185,000 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 7 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          John H. Scully
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               1,847,700(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         1,847,700(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,847,700(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          4.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 1,847,700 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 8 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William E. Oberndorf
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               1,847,700(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         1,847,700(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,847,700(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          4.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 1,847,700 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP No. 500643200                                         PAGE 9 OF 14 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON:
          William J. Patterson
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                  (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS:
          Not Applicable
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(e) OR 2(f):                                                     [ ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
          USA
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER:
  NUMBER OF              -0-
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER:
  OWNED BY               1,847,700(1)
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER:
   PERSON                -0-
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER:
                         1,847,700(1)
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          1,847,700(1)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:  [ ]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          4.7%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
          IN
--------------------------------------------------------------------------------

(1) These 1,847,700 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                             Page 10 of 14 Pages


         This Amendment No. 6 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on December 19, 2002, as amended February 19, 2003, March 10, 2003, April 10, 2003, May 19, 2004 and
December 3, 2004. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

         Item 3 is hereby amended and restated it its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                     AMOUNT OF FUNDS                    SOURCE OF FUNDS
----                     ---------------                    ---------------
SPO                      $(18,254,400)(1)                   Contributions from
                                                            Partners

SPO Advisory Partners    Not Applicable                     Not Applicable

SFP                      $(1,974,470)(2)                    Contributions from
                                                            Partners

SPO Advisory Partners    Not Applicable                     Not Applicable

SPO Advisory Corp.       Not Applicable                     Not Applicable

JHS                      Not Applicable                     Not Applicable

WEO                      Not Applicable                     Not Applicable

WJP                      Not Applicable                     Not Applicable

(1)  Net of $34,607,786 in proceeds received from the sale of Shares.
(2)  Net of $3,789,810 in proceeds received from the sale of Shares.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Item 5 is hereby amended and restated in its entirety as follows:

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 39,489,689 total outstanding shares of common stock as reported on the Issuer's 10-Q filed with the Securities Exchange Commission on December 10, 2004.

                                                             Page 11 of 14 Pages
         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,662,700 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,662,700 Shares, which constitutes approximately 4.2% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 185,000 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 185,000 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,847,700 Shares in the aggregate, which constitutes approximately 4.7% of the outstanding Shares.

         JHS
         ---

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,847,700 Shares in the aggregate, which constitutes approximately 4.7% of the outstanding Shares.

         WEO
         ---

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,847,700 Shares in the aggregate, which constitutes approximately 4.7% of the outstanding Shares.

                                                             Page 12 of 14 Pages


         WJP
         ---

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 1,847,700 Shares in the aggregate, which constitutes approximately 4.7% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,662,700 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,662,700 Shares held by SPO.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 185,000 Shares.

         SF Advisory Partners
         --------------------

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 185,000 Shares held by SFP.

         SPO Advisory Corp.
         ------------------

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,847,700 Shares held by SPO and SFP in the aggregate.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 1,847,700 Shares held by SPO and SFP in the aggregate.

                                                             Page 13 of 14 Pages


         WEO
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 1,847,700 Shares held by SPO and SFP in the aggregate.

         WJP
         ---

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 1,847,700 Shares held by SPO and SFP in the aggregate.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons sold Shares in open market transactions on the New York Stock Exchange ("the "NYSE") as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) The Reporting Persons ceased to be the holders of more than 5% of the outstanding Shares of the Issuer on December 10, 2004.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 is hereby amended and restated in its entirety as follows:

         Exhibit A - Agreement pursuant to Rule 13d-1 (k)

                                                             Page 14 of 14 Pages


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   December 10, 2004



                                              /s/ Kim M. Silva
                                              ----------------------------------
                                              Kim M. Silva

                                              Attorney-in-Fact for:

                                              SPO PARTNERS II, L.P. *
                                              SPO ADVISORY PARTNERS, L.P.*
                                              SAN FRANCISCO PARTNERS, L.P. *
                                              SF ADVISORY PARTNERS, L.P.*
                                              SPO ADVISORY CORP.*
                                              JOHN H. SCULLY*
                                              WILLIAM E. OBERNDORF*
                                              WILLIAM J. PATTERSON*

                                              * A Power of Attorney authorizing
                                                Kim M. Silva to act on behalf of
                                                this person or entity has been
                                                previously filed with the
                                                Securities and Exchange
                                                Commission.

                                  SCHEDULE I TO
                                  SCHEDULE 13D
                                 AMENDMENT NO. 6

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                 12/3/2004      Sell       180            19.18           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       450            19.20           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       630            19.21           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       360            19.22           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       540            19.23           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,710          19.24           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,710          19.25           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       990            19.26           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.26           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       360            19.27           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       990            19.27           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,890          19.28           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.28           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       360            19.29           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       2,610          19.29           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.30           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       900            19.30           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,170          19.31           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       180            19.31           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       180            19.32           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,620          19.32           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.33           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.33           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,350          19.33           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.34           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.34           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.35           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       360            19.35           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.36           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       450            19.37           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,890          19.38           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.38           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.38           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.38           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.38           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       990            19.39           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       180            19.39           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       180            19.40           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       2,970          19.40           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.41           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.41           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       180            19.42           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       3,600          19.42           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,170          19.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       540            19.44           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       540            19.45           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.45           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,350          19.46           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.47           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       2,700          19.47           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       270            19.49           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       90             19.50           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       1,080          19.50           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/3/2004      Sell       630            19.52           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       20             19.18           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       50             19.20           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       70             19.21           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       40             19.22           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       60             19.23           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       190            19.24           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       190            19.25           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       110            19.26           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.26           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/3/2004      Sell       40             19.27           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       110            19.27           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       210            19.28           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.28           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       40             19.29           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       290            19.29           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.30           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       100            19.30           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       130            19.31           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       20             19.31           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       20             19.32           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       180            19.32           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.33           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.33           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       150            19.33           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.34           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.34           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.35           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       40             19.35           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.36           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       50             19.37           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       210            19.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       110            19.39           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       20             19.39           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       20             19.40           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       330            19.40           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.41           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.41           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       20             19.42           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       400            19.42           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       130            19.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       60             19.44           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       60             19.45           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.45           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       150            19.46           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.47           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       300            19.47           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       30             19.49           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       10             19.50           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       120            19.50           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/3/2004      Sell       70             19.52           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       180            19.10           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       360            19.12           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       1,260          19.13           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       450            19.14           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       630            19.16           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       450            19.17           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       540            19.17           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       450            19.19           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       2,340          19.20           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       450            19.21           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       1,530          19.21           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       2,880          19.22           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       1,080          19.23           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       1,800          19.24           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       720            19.26           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       720            19.27           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       900            19.30           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/6/2004      Sell       1,660          19.50           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/6/2004      Sell       20             19.10           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       40             19.12           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       140            19.13           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       50             19.14           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       70             19.16           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       50             19.17           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       60             19.17           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       50             19.19           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       260            19.20           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       50             19.21           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       170            19.21           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       320            19.22           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       120            19.23           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       200            19.24           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       80             19.26           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       80             19.27           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       100            19.30           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/6/2004      Sell       140            19.50           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       3,960          19.20           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       7,110          19.21           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       7,200          19.22           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       10,080         19.23           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       15,300         19.24           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       37,620         19.25           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       9,450          19.26           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       17,460         19.27           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       5,850          19.28           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       12,420         19.29           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       28,800         19.30           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       11,070         19.31           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       3,690          19.32           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       1,800          19.33           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       2,700          19.34           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/7/2004      Sell       270            19.35           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                 12/7/2004      Sell       5,220          19.36           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       440            19.20           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       790            19.21           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       800            19.22           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       1,120          19.23           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       1,700          19.24           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       4,180          19.25           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       1,050          19.26           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       1,940          19.27           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       650            19.28           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       1,380          19.29           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       3,200          19.30           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       1,230          19.31           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       410            19.32           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       200            19.33           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       300            19.34           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       30             19.35           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/7/2004      Sell       580            19.36           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       2,340          19.45           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,260          19.48           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       2,340          19.49           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       7,290          19.50           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,080          19.51           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       90             19.52           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       360            19.53           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,350          19.55           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,170          19.60           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       720            19.64           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,410          19.65           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       90             19.70           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,440          19.80           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,500          19.81           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                 12/8/2004      Sell       6,120          19.82           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,980          19.83           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       6,120          19.84           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       36,540         19.85           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       8,550          19.86           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       10,170         19.87           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       14,040         19.88           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       14,310         19.89           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       47,070         19.90           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,590          19.91           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       10,710         19.92           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       8,550          19.93           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       6,840          19.94           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       15,300         19.95           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       38,340         19.96           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,770          19.97           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       3,960          19.98           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       3,600          19.99           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,320          20.08           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       26,100         20.09           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       136,620        20.10           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,350          20.12           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,230          20.13           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       12,420         20.14           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       63,810         20.15           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,770          20.16           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       18,360         20.17           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       10,710         20.18           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       5,940          20.19           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       10,530         20.20           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       4,770          20.21           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       1,440          20.22           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       630            20.23           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/8/2004      Sell       9,000          20.25           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/8/2004      Sell       260            19.45           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       140            19.48           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       260            19.49           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       810            19.50           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       120            19.51           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       10             19.52           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       40             19.53           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       150            19.55           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       130            19.60           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       80             19.64           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       490            19.65           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       10             19.70           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       160            19.80           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       500            19.81           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       680            19.82           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       220            19.83           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       680            19.84           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       4,060          19.85           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       950            19.86           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,130          19.87           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,560          19.88           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,590          19.89           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       5,230          19.90           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       510            19.91           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,190          19.92           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       950            19.93           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       760            19.94           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,700          19.95           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       4,260          19.96           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       530            19.97           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       440            19.98           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       400            19.99           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       480            20.08           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       2,900          20.09           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/8/2004      Sell       15,180         20.10           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       150            20.12           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       470            20.13           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,380          20.14           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       7,090          20.15           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       530            20.16           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       2,040          20.17           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,190          20.18           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       660            20.19           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,170          20.20           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       530            20.21           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       160            20.22           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       70             20.23           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/8/2004      Sell       1,000          20.25           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       6,750          20.15           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,960          20.16           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,060          20.17           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       14,220         20.18           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       8,100          20.19           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       13,860         20.20           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       990            20.21           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       2,880          20.22           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       1,710          20.23           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,420          20.24           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       9,270          20.25           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       8,730          20.26           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,590          20.27           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,860          20.28           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,500          20.29           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       13,050         20.30           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       5,580          20.31           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,230          20.32           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       2,430          20.33           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                 12/9/2004      Sell       1,260          20.34           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       10,980         20.35           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       7,560          20.36           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,500          20.37           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       5,130          20.38           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       7,650          20.39           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       21,780         20.40           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,960          20.41           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       6,390          20.42           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       7,560          20.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       6,030          20.44           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       12,870         20.45           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,150          20.46           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       1,890          20.47           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       11,700         20.48           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       8,460          20.49           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       35,280         20.50           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       2,700          20.51           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,960          20.52           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       6,120          20.53           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,230          20.54           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       8,370          20.55           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       900            20.56           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       270            20.57           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       1,530          20.58           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       1,350          20.59           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       4,590          20.60           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       720            20.62           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       90             20.63           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       2,970          20.64           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       3,420          20.65           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       1,980          20.67           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       540            20.68           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       2,430          20.75           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/9/2004      Sell       5,890          20.79           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/9/2004      Sell       750            20.15           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       440            20.16           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       340            20.17           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       1,580          20.18           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       900            20.19           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       1,540          20.20           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       110            20.21           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       320            20.22           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       190            20.23           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       380            20.24           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       1,030          20.25           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       970            20.26           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       510            20.27           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       540            20.28           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       500            20.29           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       1,450          20.30           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       620            20.31           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       470            20.32           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       270            20.33           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       140            20.34           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       1,220          20.35           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       840            20.36           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       500            20.37           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       570            20.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       850            20.39           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       2,420          20.40           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       440            20.41           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       710            20.42           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       840            20.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       670            20.44           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       1,430          20.45           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       350            20.46           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       210            20.47           Open
                                                                                               Market/Broker

                                                                                               WHERE/HOW
                                      Date of                 Number of      Price Per         TRANSACTION
        REPORTING PERSON            Transaction     Type        Shares       Share ($)         EFFECTED
------------------------------------------------------------------------------------------------------------
San Francisco Partners, L.P.          12/9/2004      Sell       1,300          20.48           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       940            20.49           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       3,920          20.50           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       300            20.51           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       440            20.52           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       680            20.53           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       470            20.54           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       930            20.55           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       100            20.56           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       30             20.57           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       170            20.58           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       150            20.59           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       510            20.60           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       80             20.62           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       10             20.63           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       330            20.64           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       380            20.65           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       220            20.67           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       60             20.68           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       270            20.75           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/9/2004      Sell       610            20.79           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,250          20.22           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       180            20.23           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       360            20.24           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       810            20.25           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,440          20.26           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       630            20.27           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       3,060          20.28           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       5,490          20.29           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       11,340         20.30           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       3,690          20.31           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       3,510          20.32           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       3,960          20.33           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,170          20.34           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       12,780         20.35           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       5,850          20.36           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       630            20.37           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,260          20.38           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,340          20.39           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       3,510          20.40           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,440          20.41           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,440          20.42           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,250          20.43           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,070          20.44           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       9,540          20.45           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       5,670          20.46           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,790          20.47           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,700          20.48           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       5,490          20.49           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,440          20.50           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       990            20.52           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       270            20.53           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       810            20.54           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       90             20.56           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       990            20.57           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,170          20.58           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,800          20.59           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,980          20.60           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       360            20.61           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       90             20.62           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,080          20.64           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,340          20.65           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,250          20.66           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,080          20.67           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,170          20.68           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,520          20.70           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,260          20.71           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       540            20.72           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,430          20.73           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,530          20.74           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,440          20.75           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       900            20.76           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       630            20.77           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,430          20.78           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,250          20.79           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       41,670         20.80           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       720            20.81           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       4,860          20.82           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,430          20.83           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       3,330          20.84           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       42,030         20.85           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,350          20.86           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       4,590          20.87           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       2,070          20.88           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       5,670          20.89           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       12,420         20.90           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       1,440          20.91           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       4,320          20.92           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       180            20.94           Open
                                                                                               Market/Broker
SPO Partners II, L.P.                 12/10/2004     Sell       11,430         20.95           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       250            20.22           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       20             20.23           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       40             20.24           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       90             20.25           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       160            20.26           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       70             20.27           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       340            20.28           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       610            20.29           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       1,260          20.30           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       410            20.31           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       390            20.32           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       440            20.33           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       130            20.34           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       1,420          20.35           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       650            20.36           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       70             20.37           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       140            20.38           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       260            20.39           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       390            20.40           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       160            20.41           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       160            20.42           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       250            20.43           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       230            20.44           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       1,060          20.45           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       630            20.46           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       310            20.47           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       300            20.48           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       610            20.49           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       160            20.50           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       110            20.52           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       30             20.53           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       90             20.54           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       10             20.56           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       110            20.57           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       130            20.58           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       200            20.59           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       220            20.60           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       40             20.61           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       10             20.62           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       120            20.64           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       260            20.65           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       250            20.66           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       120            20.67           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       130            20.68           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       280            20.70           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       140            20.71           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       60             20.72           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       270            20.73           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       170            20.74           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       160            20.75           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       100            20.76           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       70             20.77           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       270            20.78           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       250            20.79           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       4,630          20.80           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       80             20.81           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       540            20.82           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       270            20.83           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       370            20.84           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       4,670          20.85           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       150            20.86           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       510            20.87           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       230            20.88           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       630            20.89           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       1,380          20.90           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       160            20.91           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       480            20.92           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       20             20.94           Open
                                                                                               Market/Broker
San Francisco Partners, L.P.          12/10/2004     Sell       1,270          20.95           Open
                                                                                               Market/Broker

                                  EXHIBIT INDEX

--------------------------------------------------------------------------------
Exhibit     Document Description                                 Page No.
--------------------------------------------------------------------------------
A           Agreement Pursuant to Rule 13d-1(k)                  1
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